Exhibit 99.1

LITHIA MOTORS Q1 REVENUES GROW 9% TO A RECORD $800 MILLION; EARNINGS OF 34 CENTS PER SHARE

MEDFORD, OREGON, APRIL 26, 2007 (4:05 p.m. EDT) – Lithia Motors, Inc. (NYSE: LAD) today announced that first quarter 2007 sales increased 9% to $800.7 million as compared to $736.4 million in the same period last year. New vehicle sales increased 7%, used vehicle sales increased 7%, finance/insurance sales increased 12%, and parts/service sales increased 19%.

First quarter 2007 net income from continuing operations was $7.1 million as compared to $10.9 million in the first quarter of 2006. Diluted earnings per share from continuing operations were $0.34 as compared to $0.52 in the first quarter of 2006. For a more accurate comparison of earnings, last year’s fair market value adjustment to our swaps needs to be considered. Our interest rate swaps did not qualify for hedge accounting in 2006, which had the effect of increasing first quarter 2006 earnings per share by 4 cents due to a change in fair market value. Our swaps do qualify for hedge accounting in 2007 and there was no comparable effect on earnings per share in the first quarter.

Sid DeBoer, Lithia’s Chairman and CEO, commented, “Lithia earned 34 cents from continuing operations in the first quarter, which met the company’s internal forecast for the quarter. First quarter vehicle sales were weak in January and February and then rebounded substantially in March. We are encouraged by the positive trends we saw in March with healthy sales trends in both the new and used vehicle business. For the quarter, total same-store sales declined 2.1%, however, we had a difficult comparison against 8.4% growth in the first quarter of 2006.”

“Lithia’s strategy over the past few years of selling volume and increasing units in operation has continued to benefit the parts and service business, as these buyers return to Lithia stores for their service work. This was apparent in the 4.9% same-store sales growth in the parts and service business for the quarter. Same-store sales also grew 2.9% in the finance and insurance business.”

“Vehicle inventories are at conservative levels going into the second quarter of the year. New vehicle inventories at the end of March were 16 days below our historical average levels and the lowest day’s supply that we have seen in the last 5 years. Used vehicle inventories were right at historical average levels for the March ended period,” concluded Mr. DeBoer.

Jeffrey B. DeBoer, Senior Vice President and CFO added, “Year to date, we have completed one acquisition of four stores in the Des Moines, Iowa area representing the Honda, Acura, Nissan, Infiniti, VW and Audi brands. The stores had approximately $100 million in annualized revenues.”

"Our guidance for the full-year 2007 remains unchanged given that the quarterly results were in line with our expectations. In the first quarter, we had two stores classified as discontinued operations. The full-year 2007 guidance is on a continuing operations basis and assumes a steady pace of acquisitions and dispositions," concluded Jeffrey B. DeBoer.

Guidance
Earnings per Share	FY 2007

From Continuing Operations:	$1.90 - $2.10

The company currently has a 1,000,000 share repurchase program in place. Prior to the beginning of 2007, 256,831 shares had been purchased. In the first quarter the company purchased 121,800 shares, leaving 621,369 shares still available for repurchase under the program.

Conference Call Information
Lithia Motors will be providing more detailed information on the results for the first quarter 2007 in its conference call scheduled for today at 2 p.m. PDT and 5 p.m. EDT. The call can be accessed live by calling 973-582-2750; Conference ID #: 8680214. To listen LIVE on our website or for REPLAY: Log-on to www.Lithia.com – Go to Investor Relations –and click on the Conference Call Icon.

About Lithia
Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 30 brands of new vehicles at 108 stores which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 109,648 new and used vehicles and had $3.17 billion in total revenue in 2006.

Forward Looking Statements
This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company’s filings with the SEC. Specific risks in this press release include the accuracy of the company’s internal forecasts, benefits or strength of Lithia’s operating model, anticipated revenues from acquired stores and projected full-year 2007 earnings per share guidance.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com – go to Investor Relations

LITHIA MOTORS, INC.
(In Thousands except per share data)

Unaudited	Three Months Ended
		March 31,	$ Increase	% Increase

	2007	2006	(Decrease)	(Decrease)

New Vehicle Sales	$451,156	$420,395	$30,761	7.3%
Used Vehicle Sales	221,771	206,506	15,265	7.4
Finance & Insurance	30,405	27,231	3,174	11.7
Service, Body & Parts Sales	96,635	81,084	15,551	19.2
Fleet & Other Revenues	689	1,155	(466)	(40.3)

Total Revenues	800,656	736,371	64,285	8.7
Cost of Sales	660,665	608,593	52,072	8.6

Gross Profit	139,991	127,778	12,213	9.6
SG&A Expense	111,027	97,564	13,463	13.8
Depreciation/Amortization	4,899	3,983	916	23.0

Income from Operations	24,065	26,231	(2,166)	(8.3)
Flooring Interest Expense	(7,656)	(5,405)	2,251	41.6
Other Interest Expense	(4,976)	(3,299)	1,677	50.8
Other Income, net	212	378	(166)	(43.9)

Income from continuing operations
before income taxes	11,645	17,905	(6,260)	(35.0)
Income Tax Expense	4,576	6,969	(2,393)	(34.3)
Income Tax Rate	39.3%	38.9%

Income from continuing ops.	7,069	10,936	(3,867)	(35.4)%
Income (Loss) from discontinued
operations, net of income taxes	6	(1,568)	1,574	100.4

Net Income	$7,075	$9,368	$(2,293)	(24.5)%

Diluted Net Income per share:
Continuing Operations	$0.34	$0.52	$(0.18)	(34.6)%
Discontinued Operations	-	(0.07)

Net Income per share	$0.34	$0.45	$(0.11)	(24.4)%

Diluted Shares Outstanding	22,131	22,066	65	0.3%

LITHIA MOTORS, INC.	Three Months Ended
		March 31,	Increase		% Increase

Unit Sales:	2007	2006	(Decrease)		(Decrease)

New Vehicle	15,711	14,983	728		4.9%
Used – Retail Vehicle	11,032	10,629	403		3.8
Used - Wholesale	6,274	5,447	827		15.2
Total Units Sold	33,017	31,059	1,958		6.3

Average Selling Price:
New Vehicle	$28,716	$28,058	$658		2.3%
Used – Retail Vehicle	16,281	16,171	110		0.7
Used - Wholesale	6,720	6,357	363		5.7

Key Financial Data:
Gross Profit Margin	17.5%	17.4%	+10	bps
SG&A as a % of Gross Profit	79.3%	76.4%	+290	bps
Operating Margin	3.0%	3.6%	-60	bps
Pre-Tax Margin	1.5%	2.4%	-90	bps

Gross Margin/Profit Data
New Vehicle Retail	7.7%	7.9%	-20	bps
Used Vehicle Retail	15.0%	15.2%	-20	bps
Used Vehicle Wholesale	4.0%	5.1%	-110	bps
Service, Body & Parts	47.5%	47.9%	-40	bps
Finance & Insurance	100.0%	100.0%	-

New Retail Gross Profit/Unit	$2,210	$2,227	-$17
Used Retail Gross Profit/Unit	$2,447	$2,461	-$14
Used Wholesale Gross Profit/Unit	$269	$324	-$55
Finance & Insurance/Retail Unit	$1,137	$1,063	+$74

Same Store Data
New Vehicle Retail Sales	(3.9)%	13.5%
Used Vehicle Sales (including Wholesale)	(1.9)%	0.5%
Total Vehicle Sales (excluding fleet)	(3.2)%	8.8%
Finance & Insurance Sales	2.9%	5.3%
Service, Body & Parts Sales	4.9%	5.8%
Total Sales (excluding Fleet)	(2.1)%	8.4%
Total Gross Profit (excluding Fleet)	(1.6)%	5.7%

LITHIA MOTORS, INC.

Balance Sheet Highlights (Dollars in Thousands)

	March 31, 2007	December 31, 2006

	Unaudited

Cash & Cash Equivalents	$21,023	$26,600
Trade Receivables*	130,119	118,528
Inventory	599,942	603,306
Assets Held for Sale	13,324	15,485
Other Current Assets	15,709	15,721

Total Current Assets	780,117	779,640

Real Estate, net	339,924	327,890
Equipment & Leases, net	96,689	89,213
Goodwill, net	314,877	307,424
Other Assets	77,379	75,190

Total Assets	$1,608,986	$1,579,357

Floorplan Notes Payable	$495,954	$499,679
Liabilities held for sale	9,880	11,610
Other Current Liabilities	133,756	118,650

Total Current Liabilities	639,590	629,939

Used Vehicle Flooring	95,789	95,614
Real Estate Debt	149,112	155,890
Other Long-Term Debt	156,806	140,879
Other Liabilities	69,910	63,642

Total Liabilities	1,111,207	1,085,964

Shareholders’ Equity	497,779	493,393

Total Liabilities &
Shareholders’ Equity	$1,608,986	$1,579,357

* Includes contracts-in-transit of $62,334 and $56,211 for 2007 and 2006.

Other Balance Sheet Data (Dollars in Thousands except per share data)

Current Ratio	1.2	x	1.2	x
LT Debt/Total Cap.
(Excludes Real Estate)	34%		32%
Working Capital	$140,527		$149,701
Book Value per Basic Share	$25.54		$25.32